Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
The Board of Directors of
FLIR Systems, Inc.:
We consent to the use of our reports dated February 27, 2015, with respect to the consolidated balance sheets of FLIR Systems, Inc. and subsidiaries as of December 31, 2014 and 2013, and the related consolidated statements of income, comprehensive income, shareholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2014, and the effectiveness of internal control over financial reporting as of December 31, 2014, incorporated herein by reference.

/s/ KPMG LLP

Portland, OR
August 7, 2015